UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2014

Southside Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-12247	75-1848732
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 S. Beckham, Tyler, Texas	75701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (903) 531-7111

NA
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On November 21, 2014, Southside Bancshares, Inc. (the “Company”) completed the sale of all of its subprime automobile loans purchased by the Company’s wholly-owned subsidiary, SFG Finance, LLC (“SFG”), and the repossessed assets SFG held to two purchasers for a total purchase price of $68.1 million. In connection with the sale, SFG also released its servicing rights related to such loans. The sale was documented by two identical purchase and sale agreements pursuant to which SFG made certain representations and warranties regarding the loan contracts and agreed to indemnify each purchaser for losses relating to third party claims caused by certain acts or omissions of SFG that occurred prior to the closing date, subject to a cap in the aggregate for both agreements of $10 million. The purchasers' right to any indemnification is limited to claims made within one year from the closing date.

The purchasers have no recourse or right of chargeback to SFG with respect to the loans, except for SFG's obligation, during the period of one year following the closing date to repurchase loans as to which there exists a breach of SFG's representations and warranties in the purchase and sale agreements relating to the characteristics that the loan contracts were required to have at the time of sale. The representations and warranties and the related repurchase obligations do not pertain to the collectability or future performance or market value of the applicable loans.

Southside Bank, the direct parent of SFG and a wholly-owned subsidiary of the Company, has guaranteed the performance of all of SFG's obligations under the purchase and sale agreements including the indemnification and repurchase obligations discussed above.

As a result of its previously disclosed determination to sell the SFG loans and repossessed assets, the Company had transferred all of the SFG loans to held for sale as of September 30, 2014 and had written down its investment in SFG, resulting in a loss of approximately $2.5 million, net of tax, in the third quarter of 2014. As a result of the final purchase price for the SFG loans and repossessed assets, the Company will incur an additional loss of approximately $1.5 million, net of tax, in the fourth quarter of 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southside Bancshares, Inc.

Date: November 25, 2014	By:	/s/ Sam Dawson
Sam Dawson
President and Chief Executive Officer